SUB-ITEM 77C

(a1) The Special Shareholders' Meeting of THE AAL MUTUAL FUNDS on June 21, 2000.

(b1) n/a

(c1) RESOLVED: a majority vote of The AAL High Yield Bond Fund shareholders agreed to change its sub-advisor to Pacific Investment Management Company from AAL Capital Management Corporation.

                    # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 11,694,558.801       93.462%

Against             165,953.828          1.327%

Abstained           652,075.396          5.211%
                    -------------        -------
                    12,512,587.305       100.000%

(d1) n/a